Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between BLOCKBUSTER INC. (“Blockbuster” or the “Company”), and THOMAS CASEY (“Executive”). Blockbuster and Executive may hereinafter be referred to jointly as the “Parties.”

The Parties to this Agreement, in consideration of the mutual covenants contained herein, agree upon the following terms of employment of Executive by the Company:

1. Effective Date and Term. Executive’s employment with the Company shall commence on September 12, 2007 (the “Effective Date”), provided Executive executes this Agreement and delivers it to the Company no later than September 28, 2007. Subject to the terms and conditions herein, the Company hereby employs Executive, and Executive hereby accepts employment for a term commencing on the Effective Date and continuing for a period of three (3) years (the “Term of Employment”).

2. Duties. Executive will serve the Company in the capacity of Executive Vice President and Chief Financial Officer and, in that capacity, Executive will perform his duties to the best of his abilities, subject to the oversight of the Company’s Chairman of the Board of Directors (the “Board”) and Chief Executive Officer (the “Chairman and CEO”). The Company agrees that Executive shall have duties and responsibilities consistent with the positions set forth above in a company the size and of the nature of Blockbuster and shall at all times have such discretion and authority as is required in the carrying out of Executive’s duties in a proper and efficient manner, subject to such limits as the Chairman and CEO or the Board may impose through the Company’s authorizing resolutions or otherwise.

During the Term of Employment, Executive shall devote all of his professional attention, on a full time basis, to the business and affairs of the Company and shall use his best efforts to advance the best interest of the Company and shall comply with all of the policies of the Company, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect.

During the Term of Employment, Executive shall not, without the prior approval of the Board, which approval will not be unreasonably withheld, (a) directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other “Person” (as defined below) as an employee, advisor, member of a board or similar governing body, independent contractor, agent, consultant, representative or otherwise, whether or not compensated, or (b) accept appointment to or work in any capacity for any charitable or not-for-profit organization; and, in the case of clauses (a) and (b), to the extent Board approval is granted for Executive’s engagement in any such activity, Executive shall only engage in such activity to the extent that such activity does not conflict or interfere with the performance of Executive’s duties to the Company. Executive shall be entitled to manage his personal investments and affairs and to engage in public speaking, provided that such activities do not conflict or interfere with the performance of Executive’s duties. Notwithstanding the foregoing, Executive may continue to provide service in his current capacity to the entities and organizations listed on Exhibit A to this Agreement, provided that such activities do not conflict or interfere with the performance of Executive’s duties to the Company. “Person” or “person” as

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used in this Agreement means any individual, partnership, limited partnership, corporation, limited liability company, trust, estate, cooperative, association, organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity.

3. Compensation.

A. Sign-On Bonus. Upon execution of this Agreement, the Company shall pay to Executive a lump sum cash bonus in the amount of $200,000.00, subject to normal withholdings (the “Sign-On Bonus”). Executive agrees that if Executive incurs a Voluntary Termination (as defined in Paragraph 4.C. of this Agreement) or a For Cause Termination (as defined in Paragraph 4.A. of this Agreement) prior to the one year anniversary of the Effective Date, Executive will repay a pro-rata portion of Sign-on Bonus to the Company within ten (10) days following Executive’s Date of Termination (as defined in Paragraph 4.F. of this Agreement).

B. Salary. For all duties to be performed by Executive in any capacity hereunder, Executive shall be paid a base salary (“Base Salary”) at an annual rate, to be determined by the Board, of not less than $500,000.00 per year, payable in accordance with the normal payroll practices and procedures of the Company and subject to normal withholdings.

C. Bonus Compensation.

(1) During the Term of Employment, Executive shall be entitled to receive, in addition to his Base Salary, an annual bonus (each, an “Annual Bonus”) in accordance with the terms of the Company’s Senior Executive Annual Performance Bonus Plan, as such plan may be amended from time to time (the “Bonus Plan”) and the provisions of this Paragraph 3.C. Executive’s target Annual Bonus for each year (“Target Bonus”) will be 60% of Executive’s Base Salary in effect for the calendar year to which such Annual Bonus relates. Executive’s Annual Bonus will be paid to Executive no later than March 15 of the calendar year following the calendar year to which the Annual Bonus relates.

(2) Notwithstanding those provisions of Paragraph 3.C.(1) above or of the Bonus Plan to the contrary, for calendar year 2007, Executive will receive a guaranteed Annual Bonus in an amount equal to $100,000.00; provided, that, to the extent Executive would have been entitled, pursuant to the terms of the Bonus Plan, to an amount greater than $100,000.00 with respect to calendar year 2007 on a non-prorated basis, Executive shall be entitled to receive such greater amount.

D. Stock Options. On the Effective Date, Executive shall be granted stock options to purchase an aggregate of 1,500,000 Class A shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), subject to adjustment in accordance with the applicable provisions of the Company’s 2004 Long-Term Management Incentive Plan (the “2004 Plan”). Such stock options shall vest over a three (3) year period, with one-third of the stock options vesting at each anniversary of the Effective Date. The term of such stock options will expire (and the stock options will cease to be exercisable) on the fifth anniversary of the Effective Date. Except as otherwise provided herein, the stock options will be governed by the terms and provisions of the 2004 Plan, and the exercise price applicable to such stock options shall be determined in accordance with the following provisions:

(1) One-third of the stock options will be granted at an exercise price equal to the Fair Market Value (as defined in the 2004 Plan) of shares of the Company’s Common Stock on the Effective Date;

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(2) One-third of the stock options will be granted at an exercise price equal to the exercise price determined in Paragraph 3.D.(1) above multiplied by 115%; and

(3) One-third of the stock options will be granted at an exercise price equal to the exercise price determined in Paragraph 3.D.(1) above multiplied by 132%.

E. Other Benefits. Executive shall be eligible to participate in or receive benefits under any employee benefit plan, program, or arrangement currently available to other executives of the Company, and/or made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements, provided however that Executive shall not be entitled to participate in any (i) cash or equity benefit, incentive, bonus or other compensation arrangement of the Company other than as provided in and pursuant to Paragraphs 3.C. and 3.D. hereof, or (ii) any severance plan of the Company. In addition to the benefits described in the preceding sentence (and to the extent not provided thereunder), Executive shall be entitled to receive an executive-level relocation package to Dallas, Texas (consistent with the Company’s relocation policy for executives), an automobile allowance of $300.00 per month, and automobile insurance coverage for one vehicle.

F. Expense Reimbursement. Executive shall be entitled to reasonable reimbursement of all reasonable expenses incurred on behalf of the Company during the Term of Employment, in accordance with the Company’s standard policies and procedures, which provide an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement. Notwithstanding any provision of this Agreement to the contrary, the amount of expenses for which Executive is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Executive is eligible to receive reimbursement during any other calendar year within the Term of Employment. Reimbursement of expenses under this Paragraph 3.F. shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. Executive is not permitted to receive a payment or other benefit in lieu of reimbursement under this Paragraph 3.F.

4. Termination. Unless otherwise agreed to in writing by the Company and Executive, Executive’s employment hereunder may be terminated under the following circumstances:

A. For Cause Termination. The Board may terminate Executive’s employment with the Company for Cause, as defined in the following sentence. For purposes of this Agreement, (1) “Cause” means: (a) an act of dishonesty in the course of employment that is detrimental to the best interests of the Company or any of its affiliates; (b) willful conduct of Executive involving any immoral acts that impairs the reputation of the Company or any of its affiliates; (c) willful disloyalty to the Company, (d) willful refusal or failure of Executive to obey the lawful directions of the Board or the Chairman and CEO, (e) the neglect of duties and responsibilities assigned to Executive,

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(f) the indictment of Executive of any felony under federal, state or local law or a reasonable determination of the Board that Executive engaged in the act of sexual harassment or violated Federal securities laws, (g) the repeated use by Executive of a controlled substance without a prescription or the repeated use of alcohol that impairs Executive’s ability to carry out his duties and responsibilities, (h) violation by Executive of any of the Company’s material policies, or (i) material breach of this Agreement; and (2) a “For Cause Termination” is any termination for Cause in accordance herewith.

B. Involuntary Termination. The Board may, at any time, terminate Executive’s employment with the Company without Cause through an Involuntary Termination. An “Involuntary Termination” is any termination of Executive’s employment by the Board that does not meet the definition of a For Cause Termination and does not include a termination by reason of Executive’s death or Disability.

C. Voluntary Termination. Executive may terminate his employment with the Company for any reason or no reason (a “Voluntary Termination”) upon giving the Company not less than thirty (30) days written notice in advance of any proposed Date of Termination (as defined in Paragraph 4.F.).

D. Death or Disability. Executive’s employment will automatically terminate upon Executive’s death or upon a determination that he has incurred a “Disability.” For the purposes of this Agreement, “Disability” means, as reasonably determined by the Board, Executive’s physical or mental incapacity that renders him unable to perform the essential functions of Executive’s duties to the Company for sixty (60) consecutive days or eighty (80) days in any twelve (12) month period, even with reasonable accommodation.

E. Notice of Termination. Any termination occurring in accordance with the terms of this Paragraph 4 (other than by reason of Executive’s death) shall be communicated by a Notice of Termination to the other Party delivered in accordance with Paragraph 7 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision of this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination; and (iii) specifies the date such termination shall be effective (the “Date of Termination”). The failure of a Party to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of the basis for termination shall not waive any right of such Party hereunder or later preclude such Party from asserting such fact or circumstance in enforcing its rights hereunder.

F. Date of Termination/Disability. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if Executive’s employment is terminated by reason of his death, the Date of Termination shall be the date of death of Executive; provided, further that, in the case of a termination due to Executive’s Disability, the Date of Termination is the end of any sixty (60) day period or the eighty-first day in any twelve (12) month period that Executive is absent from work by reason of Disability.

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5. Obligations of the Company in the Event of Termination. In the event of the termination of Executive’s employment hereunder, all rights of Executive under this Agreement, including all rights to compensation, shall end and Executive shall only be entitled to be paid the amounts set forth in this Paragraph 5 below; provided, that, the obligation of the Company to make any payment required pursuant to this Paragraph 5 (other than any amounts of Executive’s Base Salary previously earned and accrued and any amounts payable on account of accrued but unused vacation) is conditioned upon (i) execution and delivery by Executive to the Company of a release agreement in favor of the Company, its affiliates and their respective officers, directors, employees, agents and equity holders in respect of Executive’s employment with the Company and the termination thereof in a form substantially as set forth in Exhibit B attached hereto (the “Release”), and (ii) such Release, once executed by Executive and delivered to the Company, becoming irrevocable and final under applicable law. Promptly following Executive’s termination, the Company shall deliver to him an execution-ready Release and, in the event that Executive fails to deliver the executed Release to Company or the Executive delivers an executed Release but such Release does not become irrevocable and final under applicable law on or before the last day of the period during which payment may be made under the following provisions of this Paragraph 5, then Executive shall forfeit any payment required pursuant to this Paragraph 5 (other than any amounts of Executive’s Base Salary previously earned and accrued and any amounts payable on account of accrued but unused vacation).

A. For Cause or Voluntary Termination or Termination Due to Executive’s Death or Disability.

(1) If Executive’s employment is terminated as a result of a For Cause Termination or a Voluntary Termination, or due to Executive’s death or Disability, Executive will then, in lieu of any other payments of any kind (including without limitation, any severance payments), be entitled to receive, within thirty (30) days following the Date of Termination, the following:

(a) Payment of any unpaid Base Salary through the Date of Termination;

(b) Payment for any vacation time accrued and unused as of the Date of Termination, pursuant to Company policy; and

(c) Executive’s vested stock options may be exercised in accordance with the applicable provisions of the 2004 Plan, and all unvested stock options shall be forfeited.

(2) If Executive’s employment is terminated as a result of a For Cause Termination or a Voluntary Termination, or due to Executive’s death or Disability, coverage under all of the Company’s benefit plans and programs in which Executive is entitled to participate under Paragraph 3.E. above will terminate as of the Date of Termination except to the extent expressly provided in such plans, programs, or applicable law.

B. Involuntary Termination.

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(1) If Executive’s employment is terminated as a result of an Involuntary Termination, Executive will then, in lieu of any other payments of any kind (including without limitation, any severance payments), be entitled to receive, within thirty (30) days following the Date of Termination, the following:

(a) Payment of any unpaid Base Salary through the Date of Termination;

(b) Payment for any vacation time accrued and unused as of the Date of Termination, pursuant to Company policy;

(c) Executive’s vested stock options may be exercised in accordance with the applicable provisions of the 2004 Plan, and all unvested stock options shall be forfeited; and

(d) Payment of a lump sum amount equal to twelve (12) months’ worth of Executive’s Base Salary, as in effect on the Date of Termination.

(2) If Executive’s employment is terminated as a result of an Involuntary Termination, coverage under all of the Company’s benefit plans and programs in which Executive is entitled to participate under Paragraph 3.E. above will terminate as of the Date of Termination except to the extent expressly provided in such plans, programs, or by applicable law.

6. Indemnification; Directors’ and Officers’ Liability Insurance. As and to the extent provided in the Company’s bylaws, Executive will be entitled to the indemnification provided to other executive officers and directors of the Company. In addition, the Company agrees to include Executive as a covered person on a directors’ and officers’ liability insurance policy or policies covering Executive to the same extent that the Company provides such coverage for its other executive officers and directors.

7. Notices. Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, or mailed by expedited overnight delivery service, or sent by facsimile (provided that the sender confirms the facsimile by sending an original confirmation copy thereof by certified or registered mail or expedited delivery service within two (2) business days after transmission thereof) to the respective Parties at the following addresses unless and until a different address has been designated by written notice to the other Party, as follows:

Notices to Blockbuster:

Blockbuster Inc.

Attn: Chairman and CEO

1201 Elm Street

Dallas, Texas 75270

Facsimile No.: [REDACTED]

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Notices to Executive:

Thomas Casey

[REDACTED]

Any notice shall be deemed to have been given at the time of personal delivery or, in the case of facsimile, upon transmission (provided confirmation is sent as described above) or, in the case of expedited delivery via overnight service upon receipt thereof.

8. Non-Disclosure/Non-Disparagement.

A. During the Term of Employment and at all times thereafter, Executive shall (1) hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property relating to the business of the Company or its affiliates, and their respective businesses, (a) obtained by Executive during Executive’s employment by the Company and any of the subsidiaries of the Company, and (b) not otherwise in the public domain (“Confidential Information”); and (2) comply with any confidentiality obligations of the Company to a third party. Executive shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Agreement. Executive will reasonably assist the Company or its designee, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement.

B. Executive agrees not to disparage the Company, any of its affiliates or any of their respective officers or directors at any time during or after his Term of Employment hereunder.

C. All processes, technologies, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by Executive, alone or with others, during the Term of Employment that are within the scope of the Company’s business operations, whether or not patentable and whether or not on the Company’s or any of its subsidiaries’ time or with the use of the Company’s or any of its subsidiaries’ facilities or materials, shall be the property of the Company or its respective subsidiary, as the case may be, and shall be promptly and fully disclosed by Executive to

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the Company. Executive shall perform all reasonably necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company or any of its subsidiaries) to vest title to any such Invention in the Company or the applicable subsidiary and to enable the Company or the applicable subsidiary, at their expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

9. Non-Compete.

A. Unless Executive’s employment is terminated by the Company as a result of an Involuntary Termination, Executive will not, for a period of one (1) year following the Date of Termination, either directly or indirectly, as principal, agent, owner, employee, partner, investor, stockholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public entity), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is similar to or competitive with the business conducted by the Company or any of its subsidiaries, whether with respect to customers, sources of supply or otherwise.

B. Executive covenants and agrees with the Company and its subsidiaries that, during the Term of Employment and for one (1) year thereafter, Executive shall not, directly or indirectly, for himself or for any other Person:

(1) solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any customer or client;

(2) attempt to direct or solicit any customer or client away from the Company or any of its subsidiaries or affiliates; or

(3) interfere with, entice away or otherwise attempt to induce any person who is then or has been within six (6) months prior thereto an employee of the Company or any of its subsidiaries or affiliates to terminate his/her employment with the Company or any of its subsidiaries or affiliates.

Executive represents to and agrees with the Company that the enforcement of the restrictions contained in Paragraph 8 and Paragraph 9 (i.e., the Non-Disclosure, Non-Disparagement and Non-Compete provisions of this Agreement) would not be unduly burdensome to Executive and that such restrictions are reasonably necessary to protect the legitimate interests of the Company. Executive agrees that the remedy of damages for any breach by Executive of the provisions of either of these paragraphs may be inadequate and that the Company shall be entitled to seek injunctive relief, without posting any bond, and Executive agrees not to oppose granting of such relief on the grounds that monetary damages would adequately compensate the Company. This Paragraph 9 constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

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10. Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of his employment with the Company or any of its affiliates shall remain the exclusive property of the Company. Executive shall return such property that is in his possession or control promptly after receipt of a written request from the Company. Anything to the contrary notwithstanding, nothing in this Paragraph 10 shall prevent Executive from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to Executive’s employment.

11. Litigation. Executive agrees that, during the Term of Employment and continuing until the end of the one (1) year period following Executive’s Date of Termination, and, if longer, during the pendancy of any litigation or other proceeding, Executive shall not communicate with anyone (other than his attorneys and tax and/or financial advisors and except to the extent Executive determines in good faith is necessary to the performance of his duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliates, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to the Company or the Company’s counsel. In addition, during the Term of Employment and continuing until the end of the one (1) year period following Executive’s Date of Termination, in the event that any other party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith are related to such litigation or other proceeding, Executive shall promptly so notify the Company’s counsel. Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of his employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of his employment to the extent the Company pays all expenses Executive incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Executive in good faith) with Executive’s personal or professional schedule.

12. Arbitration. Except as provided otherwise in Paragraph 9, all claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”), whether or not arising out of this Agreement or the Executive’s service (or termination from service) with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against the Executive or that the Executive may have against the Company, or its parents, subsidiaries or affiliates, or against each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, shall be submitted to binding arbitration, if such Claim is not resolved by the mutual written agreement of the Executive and the Company, or otherwise, within thirty (30) days after notice of the dispute is first given. Claims covered by this Paragraph 12 include, without limitation, claims by the Executive for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation. Any arbitration shall be conducted in accordance with

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the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as are applicable to the claims asserted. If a party refuses to honor its obligations under this Paragraph 12, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of Texas (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the Claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Paragraph 12), including any claim that all or part of the Agreement is void or voidable and any Claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Dallas, Texas, and that any arbitration commenced in any other venue will be transferred to Dallas, Texas, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Paragraph 12, the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to the Executive and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EXECUTIVE.

13. Miscellaneous.

A. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

B. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

C. Entire Agreement. This Agreement contains the entire agreement between Executive and the Company with regard to the Company’s employment of Executive and supersedes and nullifies all previous agreements between the Parties about the Company’s employment of Executive.

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D. Amendment. This Agreement may be amended, modified or terminated only by a written document signed by Executive and a duly authorized officer of the Company specifically referencing the provision or provisions being amended, modified or terminated.

E. Invalid Provision; Language Construction. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any provision in any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein except that any court having jurisdiction shall have the power to reduce the duration, area, or scope of such invalid, illegal, or unenforceable provision and, its reduced form, it shall be enforceable. It is the intent of the Parties that the provisions of this Agreement be enforceable to the fullest extent permitted by applicable law. The Parties agree that the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Party.

F. No Assignment. No rights or obligations of Executive under this Agreement may be assigned or transferred other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law.

G. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

H. Waiver. The Company’s or Executive’s failure to insist on strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or any other provision of this Agreement.

I. Deemed Resignation. Any termination of Executive’s employment with the Company shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company. In addition, Executive agrees to resign, effective as of the date of conclusion of his employment for any reason, from his membership on the Board (if applicable), and from the board of directors of any affiliate of the Company, and from the board of directors or similar governing body of any corporation, limited liability company, or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

J. Consultation with Attorney. Executive acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement.

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K. No Conflict. Executive covenants and represents that (i) he is not a party to any contract, commitment or agreement, nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement, (ii) he is free to enter into the arrangements contemplated herein, (iii) he is not subject to any agreement or obligation that would limit his ability to act on behalf of the Company or any of its subsidiaries, and (iv) his termination of his existing employment, his entry into the employment contemplated herein and his performance of his duties in respect thereof, will not violate or conflict with any agreement or obligation to which he is subject. Executive has delivered to the Company true and complete copies of any currently effective employment agreement, non-competition agreement or similar agreement to which Executive is subject.

L. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed the Agreement as of the dates set forth below.

EXECUTIVE		BLOCKBUSTER INC.

/s/ Thomas Casey		By:	/s/ James W. Keyes
THOMAS CASEY		Its:	Chairman and Chief Executive Officer
Date:	September 12, 2007	Date:	September 12, 2007

[Signature Page to Employment Agreement]

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EXHIBIT A

None.

EXHIBIT A – LIST OF CURRENT ORGANIZATIONS	Page 1

EXHIBIT B

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (the “General Release”) dated as of                                  , 20     is made in consideration of severance payments and other benefits provided to the undersigned employee (“Executive”) under the Employment Agreement by and between Executive and Blockbuster Inc. (the “Company”), effective as of                                  , 2007 (the “Employment Agreement”). Unless otherwise defined herein, the terms defined in the Employment Agreement shall have the same defined meaning in this General Release.

1. For valuable consideration to be paid to Executive, upon expiration of the seven day revocation period provided in Section 8 herein, as provided for in Paragraph 5 of the Employment Agreement and to which he is not contractually entitled to absent the execution of this General Release, the adequacy of which is hereby acknowledged, Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and the Company’s former, present or future subsidiaries, parents, affiliates, related organizations, employees, officers, directors, equity holders, attorneys, successors and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including, without limitation, attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Company (whether pursuant to the Employment Agreement or otherwise) or any of its affiliates and the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims, and any obligations or causes of action arising from such claims, under common law including any state or federal discrimination, fair employment practices or any other employment-related statute or regulation (as they may have been amended through the date of this General Release) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the National Labor Relations Act, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and any similar state statutes. The foregoing release and discharge also expressly includes any claims under any state or federal common law theory, including, without limitation, wrongful or retaliatory discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations,

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intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence. This also includes a release by Executive of any claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver applies to any claims or rights that may arise after the date Executive signs this General Release, but does not apply to any such claims arising out of conduct by any Releasees that takes place after Executive signs this General Release. All of the claims, liabilities, actions, charges, causes of action, demands, damages, remuneration, sums of money, accounts or expenses described in this Section 1 shall be described, collectively, as the “Released Claims”.

2. Excluded from this General Release are any claims which cannot be waived by law, including, but not limited to, the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Executive agrees never to sue Releasees in any forum for any Released Claims covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

4. Executive acknowledges and recites that:

(a) Executive has executed this General Release knowingly and voluntarily;

(b) Executive has read and understands this General Release in its entirety;

(c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d) Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents have made any representation inconsistent with the General Release; and

(e) Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

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5. This General Release shall be governed by, and construed in accordance with, the laws of the United States applicable thereto and the internal laws of the State of Texas, without giving effect to the conflicts of law principles thereof.

6. Executive represents that he has returned all property belonging to the Company including, without limitation, keys, access cards, computer software and any other equipment or property. Executive further represents that he has delivered to the Company all documents or materials of any nature belonging to it, whether an original or copies of any kind, including any Confidential Information.

7. Executive represents that he has been provided notice of his right to elect continuation of medical benefits under COBRA and that he is not entitled to any other benefits under the Company’s employee benefit plans.

8. Executive shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, in accordance with the requirements of Paragraph 7 of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.

I, THOMAS CASEY, represent and agree that I have carefully read this General Release; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any, that I desire; and that I am voluntarily signing by my own free act.

PLEASE READ THIS GENERAL RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE:

THOMAS CASEY
Date:	, 20

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